CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

COVERED OFFICERS/PURPOSE OF THE CODE

This Code of Ethics (the “Code”) for each of the registered investment companies managed by Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) (each the “Fund” and collectively, the “Funds”) applies to each Fund’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom is set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

A “conflict of interest” occurs when Covered Officers’ private interest interferes with the interests of, or their service to, a Fund. For example, a conflict of interest would arise if Covered Officers, or a member of their family, receive improper personal benefits as a result of their position with the Fund.

Certain conflicts of interest that arise out of the relationships between Covered Officers and a Fund are already subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. The Funds’ and Cohen & Steers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and Cohen & Steers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for Cohen & Steers, or for both), be involved in establishing policies and implementing decisions that will have different effects on Cohen & Steers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and Cohen & Steers and is consistent with the performance by the Covered Officers of their duties as Officers of the Fund.

Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

Covered Officers must:

•

not use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

•

not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	report at least annually any affiliations or other relationships (including those of immediate family members) that have the potential to raise conflicts of interests.

There are some conflict of interest situations that should be approved by Cohen & Steers’ General Counsel, if material:

•	service as a director on the board of any public or private company;

•

the receipt of any gifts of significant value or cost from any company with which a Fund has current or prospective business dealings, whether such gift is given to the Covered Officer or a member of his or her family;

•

the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent nor so extensive as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Fund’s non-public service providers, other than Cohen & Steers, Cohen & Steers Securities, LLC or any affiliated person thereof;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

DISCLOSURE AND COMPLIANCE

Covered Officers should:

•	familiarize themselves with the disclosure requirements generally applicable to a Fund;

•

not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s Directors/Trustees and auditors, and to governmental regulators and self-regulatory organizations; and

•

to the extent appropriate within their area of responsibility, consult with other officers and employees of a Fund and Cohen & Steers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

REPORTING AND ACCOUNTABILITY

Covered Officers must:

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upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board of Directors/Trustees (the “Board”) that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify Cohen & Steers’ General Counsel and the Funds’ Chief Compliance Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

Cohen & Steers’ General Counsel (or designee) is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation1. However, any approvals or waivers granted to a Covered Officer will be promptly reported to the appropriate Fund’s Board at its next regular meeting.

The following procedures will be followed in investigating and enforcing this Code:

•	Cohen & Steers’ General Counsel (or designee) will take all appropriate action to investigate any potential violations reported to him or her;

•	if, after such investigation, Cohen & Steers’ General Counsel believes that no violation has occurred, he is not required to take any further action;

•	any matter that the General Counsel believes is a violation will be reported to the appropriate Board;

•

if the appropriate Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Cohen & Steers or its Board; or a recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

[1]	The General Counsel (or designee) is authorized to consult, as appropriate, with counsel to the Funds and the Independent Directors/Trustees, and is encouraged to do so.

OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, Cohen & Steers, Cohen & Steers Securities, LLC or other service providers or any of their affiliates govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’, Cohen & Steers’ and Cohen & Steers Securities, LLC’s and their affiliates’ codes of ethics under Rule 17j-12 under the 1940 Act and any other policies and procedures of such entities are separate requirements applying to the Covered Officers and others and are not part of this Code.

AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board of each Fund, including a majority of the Independent Directors/Trustees.

CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Fund’s Board and its counsel, members of Cohen & Steers’ Board of Directors and members of Cohen & Steers’ Legal & Compliance Department.

Last reviewed: June 2025

[2]

See Cohen and Steers Investment Management Compliance Manual for the Code of Ethics. The Board of Directors/Trustees, including a majority of the Independent Directors/Trustees, must approve this Code of Ethics and any material changes to it. This approval shall be based on a determination that the Code of Ethics contains provisions reasonably necessary to prevent access persons from engaging in any conduct prohibited by Rule 17j-1 or any other applicable rules and regulations. In connection with this approval, Cohen & Steers shall provide a certification to the Board that Cohen & Steers and the Funds have adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

Exhibit A

Persons Covered by this Code of Ethics

Principal Executive Officer – James Giallanza

Principal Financial Officer – Albert Laskaj

POLICY AND PROCEDURES REGARDING STANDARDS OF CONDUCT FOR ATTORNEYS

POLICY

It is the policy of Cohen & Steers, Inc. (“CNS”) to set forth minimum standards of professional conduct for CNS attorneys who appear and practice before the Securities and Exchange Commission (the “SEC”) in any way in the representation of issuers, such as the Cohen & Steers Funds1 (each the “Fund” and collectively, the “Funds”). Attorneys representing CNS owe professional and ethical duties to CNS as an organization and to the Funds and shareholders of the Funds, rather than to the officers, directors/trustees or employees of CNS. CNS wants to facilitate compliance by its attorneys with their ethical obligations. To support these objectives, CNS has adopted these “Policy and Procedures Regarding Standards of Conduct for Attorneys” (the “Policy”).

APPLICATION OF POLICY TO COMPANY ATTORNEYS

The General Counsel shall make reasonable efforts to ensure that attorneys under his supervision understand their responsibilities with respect to the Policy. All CNS attorneys must review and acknowledge that they have reviewed and understand this Policy. Any questions about compliance with this Policy should be discussed with the General Counsel.

PROCEDURES

Attorneys are required to report to the General Counsel any credible evidence of a material violation of federal or state securities laws, material breach of fiduciary duty, or similar material violation by CNS or the Funds, or by any officer, director/trustee, employee or agent of CNS or the Funds.2 Such report can be made in person, by telephone, by e-mail, electronically or in writing. Upon receipt of a report of credible evidence of a material violation, the General Counsel will promptly determine whether to conduct an inquiry into the reported material violation to ascertain whether in fact a violation has occurred, is ongoing or is about to occur.

No Material Violation. If the General Counsel reasonably concludes that there has been no material violation, the General Counsel must inform the reporting attorney of this conclusion.

Material Violation. If the General Counsel concludes that a material violation has occurred, is ongoing or is about to occur, the General Counsel is required to take any reasonable steps to ensure CNS or the Funds, as appropriate, adopt immediate and appropriate remedial measures. The General Counsel is required to report promptly to the Board of Directors/Trustees of CNS and/or the Funds, as appropriate, the result of his investigations and what remedial measures will be adopted. The General Counsel must inform the reporting attorney of any remedial measures to be adopted by CNS and/or the Funds.

[1]

These procedures are designed to comply with Section 307 of the Sarbanes-Oxley Act of 2002 (the “Attorney Conduct Rule”). The Attorney Conduct Rule defines “in the representation of an issuer” as “providing legal services as an attorney for an issuer, regardless of whether the attorney is employed or retained by the issuer.” An “issuer” is a company with securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, that is required to file reports with the SEC under Section 15(d) or that has filed a registration statement that has not yet become effective and has not been withdrawn. The Attorney Conduct Rule would therefore apply to a Cohen & Steers attorney that provides legal services to a registered investment company managed by Cohen & Steers.

[2]

“Evidence of a material violation” means “credible evidence, based upon which it would be unreasonable under the circumstances, for a prudent and competent attorney not to conclude that it is reasonably likely that a material violation has occurred, is ongoing, or is about to occur.”

In the event the reporting attorney reasonably believes they have not received an appropriate response within a reasonable time from the General Counsel or said reporting attorney reasonably believes that it would be futile to report credible evidence of a material violation to the General Counsel, he or she is required to report the credible evidence of a material violation directly to the Board of Directors of CNS or the audit committee or Board of Directors/Trustees of the relevant Funds, as appropriate.

SANCTIONS AND DISCIPLINE

A violation of the Attorney Conduct Rule by an attorney shall result in the attorney being subject to the civil penalties and remedies for a violation of the federal securities laws available to the SEC in an action brought by the SEC thereunder. An attorney who violates any provision of the Attorney Conduct Rule is subject to the disciplinary authority of the SEC, regardless of whether the attorney may also be subject to discipline for the same conduct in a jurisdiction where the attorney is admitted or practices. An administrative disciplinary proceeding brought by the SEC may result in the attorney being censured or being temporarily or permanently suspended from appearing or practicing before the SEC.

The Attorney Conduct Rule is not intended to, nor does it create a private right of action. Such authority to enforce compliance with the Attorney Conduct Rule is vested exclusively with the SEC.

RECORDS

The General Counsel will cause to be maintained a Report Log recording the receipt and disposition of each report for a minimum of five years.

Last reviewed: June 2025